UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12

NEXTEL PARTNERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4500 Carillon Point
Kirkland, Washington 98033
425-576-3600
April 8, 2005
To Our Stockholders:
      On behalf of the board of directors of Nextel Partners, Inc., I cordially invite you to attend our annual meeting of stockholders to be held at the Coast Bellevue Hotel, 625 116th Avenue N.E., Bellevue, Washington 98004 on Thursday, May 12, 2005 at 10:00 a.m., local time. A notice of the annual meeting, a proxy statement containing information about the matters to be acted upon at the annual meeting and a proxy card are enclosed.
      We urge you to attend our annual meeting. Your participation in the affairs of Nextel Partners is important. Our annual meeting is an excellent opportunity for our management to discuss our progress with you in person.
      Whether in person or by proxy, it is important that your shares be represented at our annual meeting. To ensure your participation, regardless of whether you plan to attend in person, please complete, sign, date and return the enclosed proxy card promptly or otherwise vote by using the toll-free number or visiting the website listed on the proxy card.
      We look forward to seeing you on May 12th.

Sincerely,

John Chapple
President, Chief Executive Officer and
Chairman of the Board of Directors

NEXTEL PARTNERS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 12, 2005, 10:00 a.m. Local Time

TO THE STOCKHOLDERS:
      Notice is hereby given that the 2005 Annual Meeting of Stockholders of Nextel Partners, Inc., a Delaware corporation, will be held on Thursday, May 12, 2005 at 10:00 a.m., local time, at the Coast Bellevue Hotel, 625 116th Avenue N.E., Bellevue, Washington 98004 for the following purposes:

1.	To elect eight directors to serve until the next annual stockholders’ meeting or until their respective successors have been duly elected or appointed.

2.	To ratify the appointment of KPMG LLP as our independent public accountants for the fiscal year ending December 31, 2005.

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
      The foregoing items of business are more fully described in the proxy statement accompanying this notice.
      The board of directors has fixed the close of business on March 25, 2005 as the record date for the determination of stockholders entitled to vote at this meeting. Only stockholders of record at the close of business on March 25, 2005 are entitled to notice of and to vote at the meeting and any adjournment thereof.
      All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to submit your proxy. You may do so by mail, over the Internet or by telephone, by following the instructions on the proxy card. Any stockholder attending the meeting may vote in person even if the stockholder has previously submitted a proxy.

By Order of the Board of Directors

John Chapple
President, Chief Executive Officer and
Chairman of the Board of Directors
4500 Carillon Point
Kirkland, Washington 98033
425-576-3600
April 8, 2005

i

NEXTEL PARTNERS, INC.
4500 Carillon Point
Kirkland, Washington 98033
425-576-3600

PROXY STATEMENT FOR 2005 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS
General
      Nextel Partners, Inc., a Delaware corporation, solicits the enclosed proxy for use at the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 12, 2005 at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Coast Bellevue Hotel, 625 116th Avenue N.E., Bellevue, Washington 98004.
      These proxy solicitation materials were mailed on or about April 8, 2005 to all stockholders entitled to vote at the Annual Meeting.
Record Date and Outstanding Shares
      Only stockholders of record at the close of business on March 25, 2005 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Our only outstanding securities entitled to vote at the Annual Meeting are shares of Class A common stock, $0.001 par value per share (the “Class A common stock”), and Class B convertible common stock, $0.001 par value per share (the “Class B common stock,” and together with the Class A common stock, the “common stock”). The Class B common stock is convertible into shares of Class A common stock at any time on a one-for-one basis upon a transfer thereof to a person other than Nextel Communications, Inc. (“Nextel Communications”), a majority-owned Nextel Communications subsidiary or a person or entity controlling Nextel Communications, and is subject to restrictions on transfer contained in our restated certificate of incorporation, as amended (our “Certificate”), and in our amended and restated shareholders’ agreement.
      As of the Record Date, 183,523,185 shares of our Class A common stock were issued and outstanding and held of record by 253 stockholders and 84,632,604 shares of our Class B common stock were issued and outstanding and held of record by one stockholder, Nextel WIP Corp., a wholly owned subsidiary of Nextel Communications (“Nextel WIP”). See “Security Ownership of Certain Beneficial Owners and Management” below for information regarding beneficial owners of more than five percent of our common stock.
Revocability of Proxies
      Any proxy given pursuant to this solicitation may be revoked or changed by the person giving it at any time prior to its use by delivering to our Corporate Secretary a written instrument revoking the proxy, submitting a proxy bearing a later date or attending the Annual Meeting and voting in person. Proxies may be changed in any manner regardless of the method used to submit the proxy. However, changing a proxy by telephone or Internet will require the stockholder to retain a record of the unique control number that appears on the proxy card.
Voting and Solicitation
      The holders of the common stock are entitled to one vote per share on all matters on which they are entitled to vote.

      We are making this solicitation of proxies, and all related costs will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Certain of our directors, officers and regular employees, without additional compensation, may also solicit proxies personally or by telephone.
Quorum; Abstentions; Broker Non-Votes
      At the Annual Meeting, the inspector of elections will determine the presence of a quorum and tabulate the results of the voting by stockholders. A quorum exists when holders of a majority of the total number of outstanding shares of common stock that are entitled to vote at the Annual Meeting are present at the Annual Meeting in person or by proxy. A quorum is necessary for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be included for the purpose of determining the presence of a quorum at the Annual Meeting. Broker non-votes occur when a person holding shares in street name, meaning through a bank or brokerage account, does not provide instructions as to how his or her shares should be voted and the bank or broker does not have discretion to vote those shares or, if the bank or broker has discretion to vote such shares, does not exercise such discretion.
      The eight nominees for election to the board of directors who receive the greatest number of votes cast for the election of directors by the shares present, in person or by proxy, will be elected to the board of directors. For the election of directors, abstentions and broker non-votes will have the effect of neither a vote for nor a vote against the nominee and thus will have no effect on the outcome. Stockholders are not entitled to cumulate votes in the election of directors. Approval of all other matters that properly come before the Annual Meeting, including the proposal to ratify our appointment of independent public accountants, requires the vote of a majority of the shares present in person or by proxy at the Annual Meeting. Abstentions will have the same effect as votes against these proposals, because they are treated as present and entitled to vote for the purpose of determining the pool of votable shares, but do not contribute to the affirmative votes required to approve the proposals. Proxies that reflect broker non-votes will not be considered present for the purpose of determining the votes for these proposals, and will therefore not have the effect of either a vote for or a vote against these proposals.
      All shares entitled to vote and represented by properly submitted, unrevoked proxies received prior to the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly submitted proxy, the shares represented by that proxy will be voted as recommended by the board of directors. If any other matters are properly presented for consideration at the Annual Meeting, including, for example, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any matters other than the election of directors and the ratification of auditors will be raised at the Annual Meeting. Signing and returning the proxy card, or submitting your proxy by Internet or telephone, does not affect your right to revoke your proxy or to vote in person at the Annual Meeting.
Deadline for Receipt of Stockholder Proposals and Nominations
      Stockholders who intend to present proposals or nominations at our 2006 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must ensure that such proposals are received by us no later than December 6, 2005. Such proposals or nominations must meet the requirements of the Securities and Exchange Commission (the “SEC”) to be eligible for inclusion in our proxy materials. We strongly encourage any stockholder interested in submitting a proposal or nomination to contact our Corporate Secretary in advance of this deadline to discuss any proposal or nomination he or she is considering, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal or nomination does not guarantee that we will include it in our proxy statement. In order for a proposal or nomination submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c) of the Exchange Act, we must receive such proposal or nomination no later than February 11, 2006. Any stockholder proposals or nominations must be submitted to our Corporate Secretary in writing at 4500 Carillon Point, Kirkland, Washington 98033.
      The board of directors has adopted additional requirements applicable to stockholder nominations for the election of directors. See “Proposal One — Election of Directors — Director Nomination Process.”
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock as of December 31, 2004 by:

•	each stockholder known to us to be a beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our “named executive officers” (as defined below); and

•	all of our executive officers and directors as a group.
      Beneficial ownership is determined in accordance with the rules of the SEC. Shares subject to options, warrants and securities convertible into common stock that are exercisable as of December 31, 2004 or exercisable within 60 days thereof are shown separately in the column labeled “Number of Shares Underlying Options” and are deemed outstanding for the purposes of computing the number of shares beneficially owned and the percentage ownership of that person. Except as indicated in the footnotes to this table, we believe that each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name, except to the extent shared by a spouse under applicable law. This table is based on information supplied to us by our officers, directors and principal stockholders and by filings made with the SEC. As of December 31, 2004, there were 266,189,709 shares of common stock outstanding, of which 181,557,105 shares were Class A common stock and 84,632,604 shares were Class B common stock.
      Unless otherwise noted, the address for each stockholder below is: c/o Nextel Partners, Inc., 4500 Carillon Point, Kirkland, Washington 98033.

			Percentage of
	Number of	Number of	Class A	Percentage of
	Shares of	Shares	Common	Common
	Common	Underlying	Stock	Stock
Name and Address	Stock	Options	Outstanding	Outstanding

Parties to Amended and Restated Shareholders’ Agreement(1)	110,880,785	—	14.5%	41.7%
Nextel WIP Corp.	84,632,604	—	—	31.8%
2001 Edmund Halley Drive Reston, VA 20191
FMR Corp.(2)	23,675,471	—	13.0%	8.9%
82 Devonshire Street Boston, MA 02109
T. Rowe Price Associates, Inc.(3)	13,320,979	—	7.3%	5.0%
100 E. Pratt Street Baltimore, MD 21202
William H. Gates III(4)	12,776,106	—	7.0%	4.8%
One Microsoft Way Redmond, WA 98052
Madison Dearborn Capital	12,349,179	—	6.8%	4.6%
Partners II, L.P(5) Three First National Plaza, Suite 3800 Chicago, IL 60602

			Percentage of
	Number of	Number of	Class A	Percentage of
	Shares of	Shares	Common	Common
	Common	Underlying	Stock	Stock
Name and Address	Stock	Options	Outstanding	Outstanding

Eagle River Investments, LLC(6)	10,054,112	—	5.5%	3.8%
2300 Carillon Point Kirkland, WA 98033
John Chapple(7)	2,228,863	902,500	1.7%	1.2%
David Aas	894,287	470,000	*	*
Barry Rowan	50,000	56,250	*	*
Mark Fanning	385,947	396,250	*	*
Donald Manning	62,000	443,750	*	*
Adam Aron	45,000	15,000	*	*
Caroline H. Rapking	45,000	15,000	*	*
Dennis M. Weibling(8)	175,656	15,000	*	*
Timothy Donahue(9)	84,765,604	—	—	31.8%
James N. Perry, Jr.(10)	12,349,179	—	6.8%	4.6%
Steven B. Dodge	70,000	66,250	*	*
Arthur W. Harrigan, Jr.	49,300	—	*	*
Directors and officers as a group (14 persons)(11)	101,140,898	2,695,750	13.4%	38.6%

*	Less than 1%

(1)	The following stockholders are parties to an amended and restated shareholders’ agreement that contains an agreement by all of the parties, except Eagle River Investments, LLC (“Eagle River Investments”), to vote for director candidates nominated by certain of our stockholders and imposes restrictions on all of the parties with respect to the sale, transfer or other disposition of our capital stock by these parties: Nextel WIP, Madison Dearborn Capital Partners II, L.P. (“Madison Dearborn Partners”), Eagle River Investments, Motorola, Inc. (“Motorola”) and John Chapple, David Aas and Mark Fanning, each of whom (with respect to the individuals listed) is a member of our senior management. The amended and restated shareholders’ agreement terminates on January 29, 2014. See “Proposal One — Election of Directors — General” for a description of this agreement. All parties to this agreement disclaim beneficial ownership of shares not owned directly by them or by an entity otherwise affiliated with them.

(2)	Based on information provided in a first amendment to Schedule 13G filed on February 14, 2005 by FMR Corp. (“FMR”), Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company, a wholly-owned subsidiary of FMR. The Schedule 13G/ A states that FMR has sole voting power with respect to 1,512,496 of these shares and sole dispositive power with respect to all of these shares. Certain of these shares are beneficially owned by individuals and entities related to FMR, including certain FMR subsidiaries.

(3)	Based on information provided by T. Rowe Price Associates, Inc. (“T. Rowe”) in a first amendment to Schedule 13G filed on February 14, 2005, T. Rowe, in its capacity as investment adviser, has sole voting power with respect to 3,736,979 of these shares and sole dispositive power with respect to all of these shares. The shares reported are owned of record by clients of T. Rowe. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. According to the Schedule 13G/ A, none of T. Rowe’s clients is known to have such right or power with respect to more than five percent of our securities.

(4)	Based on information provided by William H. Gates III in a first amendment to Schedule 13G filed jointly by Mr. Gates and Cascade Investment, L.L.C. (“Cascade”) on February 13, 2003. The reported shares include 8,725,236 shares of Class A common stock owned by Cascade and 4,040,870 shares of Class A common stock owned by Mente, L.L.C. (“Mente”). All common stock held by Cascade or

Mente may be deemed to be beneficially owned by Mr. Gates as the sole member of each of Cascade and Mente. The manager and executive officer of each of Cascade and Mente, Michael Larson, has voting and investment power with respect to all of the reported shares. Mr. Larson disclaims beneficial ownership of all of the reported shares.

(5)	Based on information provided by Madison Dearborn Partners in a fourth amendment to Schedule 13G filed on February 15, 2005.

(6)	Based on information provided by Eagle River Investments in Amendment No. 6 to Schedule 13G filed February 9, 2005. Eagle River Investments reported that it had sole voting power over 10,054,112 shares and sole dispositive power over 9,054,112 shares of our Class A common stock. In addition, Eagle River Investments reported that the Craig and Susan McCaw Foundation held 1,989,413 of these shares, over which Eagle River Investments retains the sole power to vote and direct the disposition, but has no beneficial interest therein.

(7)	Includes 736,666 shares held by JRC Coho LLC, an entity controlled by Mr. Chapple, and 145,000 shares held by Panther Lake LLC, an entity controlled by Mr. Chapple and John Thompson.

(8)	Includes 3,600 shares held by On Eagle Wings, LLC, 119,556 shares held by Weibling Family Trust, 7,500 shares held by Dennis Weibling Rollover IRA and 45,000 shares held by Mr. Weibling directly.

(9)	Includes shares held by Nextel WIP, of which Mr. Donahue is president, chief executive officer and a director. Mr. Donahue disclaims beneficial ownership of such shares. Also includes 5,000 shares held by Al Donahue Soundview Trust, an entity in which Mr. Donahue has a 50% interest. Also includes 93,000 shares held by Mr. Donahue, 25,000 shares held by Mr. Donahue’s spouse and 12,500 shares held jointly by Mr. Donahue and his spouse.

(10)	Consists of shares held by Madison Dearborn Partners, of which Mr. Perry serves as a director. Mr. Perry disclaims beneficial ownership of such shares.

(11)	See footnotes 7 through 10 above. Includes John Chapple, Adam Aron, Timothy Donahue, Steven B. Dodge, Caroline H. Rapking, James N. Perry, Jr., Dennis M. Weibling, Arthur W. Harrigan, Jr., Barry Rowan, David Aas, Mark Fanning, Donald J. Manning, James Ryder and Philip Gaske.
PROPOSAL ONE — ELECTION OF DIRECTORS
General
      We currently have eight directors on our board of directors. Except for Eagle River Investments, the parties to our amended and restated shareholders’ agreement have agreed to vote their shares of common stock to elect as directors the persons listed below:

•	one person selected by Madison Dearborn Partners: currently, James N. Perry, Jr.;

•	one person selected by Nextel WIP: currently, Timothy Donahue; and

•	our chief executive officer: currently, John Chapple.
      The current parties to the amended and restated shareholders’ agreement include Nextel WIP, Madison Dearborn Partners, Eagle River Investments, Motorola and the following stockholders who are members of our senior management: John Chapple, David Aas and Mark Fanning. The parties who have agreed to vote in this manner together owned approximately 38.3% of our outstanding common stock as of December 31, 2004.
      All directors will hold office until the next annual meeting of stockholders or until their successors have been duly elected or appointed.
      Unless otherwise instructed, the proxy holders will vote the proxies received by them for our nominees named below. The proxies cannot be voted for a greater number of persons than the number of nominees named. If any of our nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the nominating committee of the board of directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by the proxy holders in such a manner as will assure the election of as many of the nominees listed below as possible, and in such event, the specific nominees to be voted for will be determined by the proxy holders.
Vote Required for Election of Directors
      If a quorum is present and voting, the eight nominees who receive the greatest number of votes will be elected to the board of directors. The nominating committee of the board of directors has nominated Adam Aron, John Chapple, Steven B. Dodge, Timothy Donahue, Arthur W. Harrigan, Jr., James N. Perry, Jr., Caroline H. Rapking and Dennis M. Weibling to serve as directors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW.
Nominees
      The names of the nominees and certain information about them as of the Record Date are set forth below:

			Director
Name of Nominee	Age	Positions with Nextel Partners	Since

John Chapple	51	President, Chief Executive Officer and Chairman of the Board of Directors	1998
Adam Aron	50	Director	2002
Steven B. Dodge	59	Director	2000
Timothy Donahue	55	Director	1999
Arthur W. Harrigan, Jr.	61	Director	2005
James N. Perry, Jr.	44	Director	2003
Caroline H. Rapking	46	Director	2002
Dennis M. Weibling	54	Director	1999
      John Chapple worked to organize Nextel Partners throughout 1998 and has been the president, chief executive officer and chairman of the board of us and our subsidiaries since August 1998. Mr. Chapple was elected to our board of directors pursuant to the terms of our amended and restated shareholders’ agreement. Mr. Chapple, a graduate of Syracuse University and Harvard University’s Advanced Management Program, has 22 years of experience in the cable television and wireless communications industries. From 1978 to 1983, he served on the senior management team of Rogers Cablesystems, before moving to American Cablesystems, where he was senior vice president of operations from 1983 to 1988. From 1988 to 1995, he served as executive vice president of operations for McCaw Cellular Communications, and subsequently AT&T Wireless Services following the merger of those companies. From 1995 to 1997, Mr. Chapple was the president and chief operating officer for Orca Bay Sports and Entertainment in Vancouver, B.C. During Mr. Chapple’s tenure, Orca Bay owned and operated Vancouver’s National Basketball Association and National Hockey League sports franchises in addition to the General Motors Place sports arena and retail interests. Mr. Chapple is the past chairman of Cellular One Group and the Personal Communications Industry Association, past vice-chairman of the Cellular Telecommunications Industry Association and has been on the Board of Governors of the NHL and NBA. Mr. Chapple currently serves on the Fred Hutchinson Cancer Research Business Alliance Board of Governors, the Advisory Board for the Maxwell School of Syracuse University and on the Board of Directors of Cbeyond Communications LLC, a provider of broadband communications applications.
      Adam Aron has been a director of Nextel Partners since 2002. Mr. Aron was named chairman of the board and chief executive officer of Vail Resorts, Inc. in July 1996. Vail Resorts owns and operates Vail, Beaver Creek, Breckenridge, Keystone and Heavenly, all of which rank among the best ski resorts in North America, along with the Grand Teton Lodge Company in Jackson Hole, Wyoming. In November 2001 Vail Resorts acquired a majority interest in RockResorts, with 10 luxury resort hotels throughout the United

States. Vail Resorts also manages extensive hospitality, dining, retail and real estate businesses. Vail Resorts has approximately 15,000 employees and approximately $700 million in annual revenues. Mr. Aron previously served as president and chief executive officer of Norwegian Cruise Line, senior vice president of marketing for United Airlines and senior vice president-marketing for Hyatt Hotels Corporation. In addition to serving on our board of directors, Mr. Aron serves on the board of directors of Carey International and Rewards Network, as well as on the Vail Resorts board of directors. He also serves on the board of directors of the Steadman Hawkins Research Foundation, Bravo Vail Valley Music Festival, Beaver Creek Arts Foundation and the Vail Valley Foundation. He is a member of the Council on Foreign Relations, Business Executives for National Security, the Travel Business Roundtable and the Young Presidents’ Organization. In 2000, he was appointed by the U.S. Secretary of Agriculture to serve on the board of directors of the National Forest Foundation. Mr. Aron holds an M.B.A. with distinction from the Harvard Business School and a B.A. cum laude in Government from Harvard College.
      Steven B. Dodge has been a director of Nextel Partners and Nextel Partners Operating Corp. (“OPCO”), our wholly owned subsidiary, since February 2000. Mr. Dodge has been a principal of Windover Development LLC, a real estate development company, since 2004. From 1995 to February 2004, Mr. Dodge was chairman of American Tower Corporation, a leading independent owner and operator of communications towers in the United States. Mr. Dodge was also chief executive officer of American Tower Corporation from June 1998 to October 2003. American Tower Corporation was organized in July 1995 as a subsidiary of American Radio Systems Corporation, of which Mr. Dodge was the founder and chief executive officer. In June 1998, American Tower Corporation was spun off to the American Radio stockholders at the time of American Radio’s merger with CBS. At that time, American Tower Corporation began trading publicly. Prior to his involvement with American Radio, Mr. Dodge was the founder and chief executive officer of American Cablesystems, a publicly traded cable television company, which was merged into Continental Cable in 1988, and is now a part of Comcast. Mr. Dodge also serves on the boards of directors of Sotheby’s Holdings, Inc., an auctioneer of fine arts, antiques and collectibles and Sensitec, Inc., a supplier of environmentally sensitive products. Mr. Dodge also serves as a trustee of the Dana Farber Cancer Institute.
      Timothy Donahue has been a director of Nextel Partners and its subsidiaries since January 1999. Mr. Donahue was elected to our board of directors as the designee of Nextel WIP pursuant to the terms of our amended and restated shareholders’ agreement. Mr. Donahue has been a director of Nextel Communications since June 1996, was the President and Chief Operating Officer from February 1996 to July 1999, and has been the President and Chief Executive Officer since August 1999. From 1986 to January 1996, Mr. Donahue held various senior management positions with AT&T Wireless Services. Mr. Donahue has served on the board of directors of Eastman Kodak Company, a company focused on helping people take, share, view and print images, since October 2001.
      Arthur W. Harrigan, Jr. has been one of our directors since January 2005. Mr. Harrigan is a partner of Danielson Harrigan Leyh & Tollefson LLP, a Seattle-based law firm that specializes in commercial litigation, which he helped found in 1986. In 1975, Mr. Harrigan served as senior counsel to the Senate Select Committee on Intelligence Activities and headed its investigation of IRS intelligence operations. Mr. Harrigan is also a former member of Eagle River Investments and is a Fellow of the America College of Trial Lawyers. He is a graduate of Harvard College and holds a law degree from Columbia University.
      James N. Perry, Jr. was elected to the board of directors of Nextel Partners and OPCO in July 2003. Mr. Perry was elected to our board of directors as the designee of Madison Dearborn Partners pursuant to the terms of our amended and restated shareholders’ agreement. Mr. Perry is currently a managing director of Madison Dearborn Partners, which he co-founded in 1993. From 1985 to 1993, Mr. Perry was at First Chicago Venture Capital, the predecessor firm to Madison Dearborn Partners, where he most recently served as senior investment manager. He currently serves on the boards of directors of Band-X Limited, a trading exchange for telecom capacity, Cbeyond Communications, LLC, a provider of broadband communications applications, Madison River Telephone Company, LLC, a rural local telephone company, and Intelsat, Ltd., a provider of fixed satellite services.

      Caroline H. Rapking has been one of our directors since July 2002. Since 1983, Ms. Rapking has been a vice president with CGI-AMS (formerly American Management Systems), an international business and information technology consulting firm headquartered in Fairfax County, Virginia. CGI-AMS is a subsidiary of CGI Group, headquartered in Montreal, Canada. Ms. Rapking is active in a number of public sector professional organizations including the National Association of State Auditors, Comptrollers and Treasurers (NASACT), the National Association of State Chief Information Officers (NASCIO), and the National Association of State Budget Officers (NASBO). Ms. Rapking has served as a director and chairman of the Marketing Committee of Voices for Virginia’s Children, a children’s advocacy organization. A graduate of West Virginia Wesleyan College, Ms. Rapking has helped shape the school’s marketing and communications program through her service on the WVWC National President’s Advisory Council. Ms. Rapking earned an M.P.A. in Public Finance from the Maxwell School of Citizenship and Public Affairs, Syracuse University, where she serves on the Maxwell School Advisory Board.
      Dennis M. Weibling has been a director of Nextel Partners and OPCO since January 1999. Mr. Weibling was initially elected to our board of directors as the designee of Eagle River Investments pursuant to the terms of our amended and restated shareholders’ agreement. Mr. Weibling was the President of Eagle River, Inc. from October 1993 through December 2001 and Vice Chairman of Eagle River Investments from January 2002 through November 2003. Mr. Weibling is currently the chief executive officer and a member of the board of directors of Rally Capital LLC, a venture capital firm. From 1995 to 2004, Mr. Weibling was a director of Nextel Communications and a member of that company’s operations, audit, finance and compensation committees. Mr. Weibling serves as an executor for the estate of Keith W. McCaw and trustee of related trusts. He also serves on various non-profit boards including Seattle Pacific University, Bellevue Christian School and the Institute for Business Technology and Ethics.
The Board, Board Committees and Corporate Governance
      The board of directors has determined that, after consideration of all relevant factors, Ms. Rapking and Messrs. Aron, Dodge, Harrigan, Perry and Weibling, constituting a majority of our board of directors, qualify as “independent” directors as defined under applicable rules of The Nasdaq Stock Market, Inc. (“Nasdaq”) and that such directors do not have any relationship with us that would interfere with the exercise of their independent business judgment.
      Our board of directors held a total of four regular meetings during 2004. All directors are expected to attend each meeting of the board of directors and the committees on which he or she serves. No director attended fewer than 75% of the aggregate of the total number of meetings of the board of directors and committees thereof, if any, upon which such director served during the period for which he or she was a director or committee member during 2004. Our independent directors intend to meet in executive sessions in 2005.
      Our board of directors currently has four standing committees: the audit committee, the compensation committee, the finance committee and the nominating committee. We also have a special committee that has been formed to consider issues related to the pending merger between Sprint Corporation and Nextel Communications. Each of the standing committees has a written charter approved by the board of directors. A copy of the audit and nominating committee charters can be found under the “Investor Relations” section of our website at www.nextelpartners.com. The members of the standing committees, including the chairperson of each committee, are identified in the following table.

	Audit	Compensation	Finance	Nominating
Director	Committee	Committee	Committee	Committee

Adam Aron	M	CH		M
Steven B. Dodge		M		M
Arthur W. Harrigan, Jr.		M
James N. Perry, Jr.			M
Caroline H. Rapking	M			CH
Dennis M. Weibling	CH		CH

M — member
CH — chairperson
      All committees report their activities, actions and recommendations to the board of directors as appropriate.

Audit Committee
      The audit committee has been appointed by the board of directors to oversee the processes of our accounting and financial reporting and audits of our consolidated financial statements. The audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors. Among other responsibilities, the audit committee pre-approves all auditing and permissible non-auditing services of the independent auditor (subject to de minimus exceptions); reviews the audited consolidated financial statements with management; obtains, reviews and discusses reports from the independent auditor; reviews major proposed changes to our accounting and auditing policies suggested by the independent auditor; reviews with management correspondence from regulators that raise material accounting policy issues; assesses the independence of the auditors; reviews and discusses with management and the independent auditor the adequacy of our internal controls, internal audit procedures and disclosure controls and procedures; reviews and approves all related-party transactions; and annually reviews the audit committee charter, a copy of which can be found under the “Investor Relations” section of our website at www.nextelpartners.com.
      The board of directors has determined that, after consideration of all relevant factors, each member of the audit committee qualifies as an “independent” director under applicable rules of Nasdaq and the SEC. Each member of the audit committee is able to read and understand fundamental financial statements, including our consolidated balance sheets, statements of operations and statements of cash flow. Further, no member of the audit committee has participated in the preparation of our financial statements or those of any of our current subsidiaries at any time during the past three years. The board of directors has designated Mr. Weibling as the “audit committee financial expert” as defined under applicable SEC rules. Mr. Weibling possesses the requisite “financial sophistication” required under applicable Nasdaq rules. During 2004, the audit committee held five meetings.

Compensation Committee
      The compensation committee evaluates the compensation of our executive officers to ensure that they are compensated effectively and in a manner consistent with our stated compensation policies, internal equity considerations and competitive practices. The compensation committee also evaluates and makes recommendations regarding director compensation. Pursuant to the compensation committee charter, which was adopted by the board of directors on January 22, 2004, the compensation committee’s responsibilities include:

•	Annually evaluating the compensation (and performance relative to compensation) of the chief executive officer; determining the amounts and individual elements of total compensation for the chief executive officer consistent with our corporate goals and objectives; and communicating to the stockholders through the compensation committee report the factors and criteria on which the chief executive officer’s compensation was based, including the relationship of our performance to the chief executive officer’s compensation.

•	Annually evaluating (in consultation with the chief executive officer) the compensation (and performance relative to compensation) of other executive officers; approving the individual elements of total compensation for each such person and communicating in the compensation committee report to stockholders the specific relationship of our performance to executive compensation.

•	Periodically evaluating the terms and administration of our annual and long-term incentive plans to assure that they are structured and administered in a manner consistent with our goals and objectives as to participation in such plans.

•	Periodically evaluating (and approving any proposed amendments to) existing equity-related compensation plans; evaluating and approving the adoption of any new equity-related compensation plans; and determining when it is necessary or desirable (after consultation with counsel as needed): (a) to modify, discontinue or supplement any such plans; or (b) to submit such amendment or adoption to a vote of the full board of directors and/or our stockholders.

•	Periodically evaluating the cash and stock compensation of directors, including for service on committees of the board of directors, taking into account the compensation of directors at other comparable companies; and making recommendations to the board of directors regarding any adjustments in director compensation that the committee considers appropriate.

•	Periodically evaluating our employee benefits programs and approving any significant changes therein and determining when it is necessary or desirable (after consultation with counsel as needed) to submit any such changes to a vote of the full board of directors and/or our stockholders.

The board of directors has determined that each member of the compensation committee (a) is a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act, (b) satisfies the requirements of an “outside director” for purposes of Rule 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and (c) is an “independent director” under applicable Nasdaq rules. The compensation committee held three meetings in 2004.

Finance Committee
      The finance committee’s role is to monitor the present and future capital requirements and opportunities pertaining to our business and to review and provide guidance to the board of directors and management about all proposals concerning our major financial policies. The principal responsibilities and functions of the finance committee are as follows:

•	Reviewing and providing guidance to the full board of directors and management about all proposals concerning our major financial policies, including: (a) our financial strategies and capital structure, cash needs, stockholder distributions, share repurchases and investments; (b) significant monetary issues, including hedging policies; (c) tax planning; (d) proposed mergers, acquisitions, divestitures and strategic investments (other than mergers with or acquisitions by Nextel Communications or any of our subsidiaries); and (e) other transactions or financial issues that management desires to have reviewed by the finance committee.

•	Designating our officers and employees who can execute documents and act on our behalf in the ordinary course of business pursuant to previously approved banking, borrowing, and other financing agreements.
The membership of the committee consists of at least two directors, each of whom is to be free of any relationship that, in the opinion of the board of directors, would interfere with his or her exercise of independent judgment. The finance committee held one meeting in 2004.

Nominating Committee
      The nominating committee identifies individuals qualified to become members of our board of directors and recommends (a) whether incumbent directors should be nominated for re-election to the board of directors upon the expiration of their terms (other than Designated Directors (as defined below)); (b) whether the size of our board of directors should be increased or decreased; (c) candidates to fill any newly created director positions or board of directors vacancies (other than vacancies for Designated Directors); and (d) directors to serve on committees of the board of directors.
      The board of directors has concluded that each of the members of the nominating committee is an “independent director” under applicable Nasdaq rules. The nominating committee held one meeting in 2004.
Director Nomination Process
      The nominating committee’s goal is to assemble a board of directors that brings to us a variety of perspectives and skills derived from high quality business and professional experience. In making its recommendations, the nominating committee will consider such factors as it deems appropriate to assist in developing a board of directors and committees that are diverse in nature and comprised of experienced and seasoned advisors. These factors may include judgment, knowledge, skill, diversity (including factors such as race, gender or experience), integrity, experience with businesses and other organizations of comparable size, including experience in telecommunications, business, finance, administration or public service, the interplay of a candidate’s experience with the experience of other board members, familiarity with national and international business matters, experience with accounting rules and practices, the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members and the extent to which a candidate would be a desirable addition to the board of directors and any committees of the board of directors. In addition, directors are expected to be able to exercise their best business judgment when acting on our behalf and our stockholders, act ethically at all times and adhere to the applicable provisions of our Code of Conduct.
      Other than consideration of the foregoing, there are no stated minimum criteria, qualities or skills for director nominees, although the nominating committee may also consider such other factors as it may deem are in our best interests and the best interests of our stockholders. The nominating committee does, however, believe it appropriate for at least one, and preferably several, members of the board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the board of directors meet the definition of “independent director” under Nasdaq rules. In addition, the nominating committee must consider that we are subject to the amended and restated shareholders’ agreement (which has been in effect since February 2000). Specifically, the parties to our amended and restated shareholders agreement (other than Eagle River Investments) have agreed to vote their shares of common stock to elect as directors (each, a “Designated Director”):

•	one person selected by Madison Dearborn Partners;

•	one person selected by Nextel WIP; and

•	our chief executive officer.
      With respect to nominees other than Designated Directors, the nominating committee identifies nominees by first evaluating the current members of the board of directors willing to continue in service. Current members of the board of directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board of directors with that of obtaining a new perspective. The nominating committee will also take into account an incumbent director’s performance as a board member. If any member of the board of directors does not wish to continue in service or if the nominating committee or the board of directors decides not to re-nominate a member for re-election, or if the nominating committee decides to recommend that the size of the our board of directors be increased, the nominating committee shall identify the desired skills and experience of a new nominee in light of the criteria described above. Current members of the nominating committee, other members of the board of directors and management are polled for suggestions as to individuals meeting the criteria of the nominating committee. Research may also be performed to identify qualified individuals.
      It is the policy of the nominating committee to consider suggestions for persons to be nominated for director (other than Designated Directors) that are submitted by stockholders. The nominating committee will evaluate stockholder suggestions for director nominees in the same manner that it evaluates suggestions for director nominees made by management, then-current directors or other sources. Stockholders suggesting persons as director nominees should deliver information about a proposed nominee to the our Corporate Secretary at our address not less than ninety (90) days and at not more than one hundred twenty (120) days prior to the anniversary of the prior year’s annual meeting. This information should be in writing and should include a signed statement by the proposed nominee that he or she is willing to serve as our director, a description of the nominee’s relationship to the stockholder and any information that the stockholder feels will fully inform the board of directors about the proposed nominee and his or her qualifications. The nominating committee may request further information from the proposed nominee and the nominating stockholder (including proof of ownership and holding period of our stock) and may also seek the consent of both the nominee and the nominating stockholder to be identified in our proxy statement.
      To date, we have not engaged third parties to identify, evaluate or assist in identifying potential director nominees, although we reserve the right in the future to retain a third-party search firm, if appropriate.
      We did not receive any recommendations from stockholders of director candidates for the Annual Meeting. All of the nominees for election at the Annual Meeting, with the exception of Arthur W. Harrigan, Jr., are standing for re-election by the stockholders. Mr. Harrigan was appointed to our board of directors in January 2005. In October 2004, our board of directors determined that it was in our best interest to increase the size of our board of directors from seven members to eight members. With the approval of the board of directors and the stockholders who are parties to our amended and restated shareholders’ agreement, we amended that agreement and our bylaws to increase the size of our board of directors to eight members. In consultation with other members of the board of directors, Mr. Chapple and Mr. Weibling identified Mr. Harrigan as a candidate with the appropriate skills and experience to fill the newly created vacancy on the board of directors, and the nominating committee concurred. By unanimous written consent, the board of directors elected Mr. Harrigan to serve on our board of directors, effective January 3, 2005.
Stockholder Communications with the Board of Directors and Board Attendance at Annual Stockholder Meetings
      Our stockholders may, at any time, communicate in writing with any member or group of members of our board of directors by sending a written communication to the attention of our Corporate Secretary by regular mail at our corporate offices, email to stockholders@nextelpartners.com or facsimile at 425-576-3666, Attention: Corporate Secretary. Copies of written communications received by the Corporate Secretary will be provided to the relevant director(s) unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of stockholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to us or our business, or communications that relate to improper or irrelevant topics.
      The chairperson of the board of directors is expected to make every reasonable effort to attend our annual stockholder meetings in person. If the chairperson is unable to attend an annual stockholder meeting for any reason, at least one other member of the board of directors is expected to attend in person. Other members of the board of directors will make reasonable efforts to attend our annual stockholder meetings in person if it is reasonably anticipated that a significant number of stockholders will be in attendance. Mr. Chapple attended our 2004 annual meeting of stockholders.
Director Compensation
      As non-employee directors who are not affiliated with our strategic stockholders, Ms. Rapking and Messrs. Aron, Dodge and Weibling received compensation for 2004 of $2,500 per quarter, plus $1,000 for each board of directors meeting and separate committee meeting attended in person, and $500 for each such meeting attended by telephone. In 2004, Mr. Dodge and Mr. Aron each received a total of $16,000, Ms. Rapking received a total of $16,500 and Mr. Weibling received a total of $17,500. These directors, and Mr. Harrigan, who is also a non-employee director who is not affiliated with any of our strategic stockholders, will receive the same quarterly and meeting-specific compensation in 2005. All directors are reimbursed for their reasonable out-of-pocket expenses associated with serving on the board of directors.
      We also grant options to purchase shares of our Class A common stock to our non-employee directors who are not affiliated with our strategic stockholders. These options are granted pursuant to our Third Amended and Restated Nonqualified Stock Option Plan (the “Plan”). The exercise price of the options is equal to the fair market value of our Class A common stock on the date of grant. During 2004, we granted each non-employee director who is not affiliated with one of our strategic stockholders an option to purchase a total of 25,000 shares at an exercise price of $15.89 per share.
      Our board of directors created a special committee of the board of directors for the purpose of advising and consulting management with respect to issues related to the announced merger between Sprint Corporation and Nextel Communications. The special committee consists of Ms. Rapking and Messrs. Dodge, Aron, Harrigan, Perry and Chapple. On January 27, 2005, we granted each member of the special committee, other than Mr. Chapple, an option to purchase a total of 15,000 shares of our Class A common stock at an exercise price of $20.10 per share as compensation for the additional work that would be required by the members of the special committee. In addition, on January 27, 2005, we granted Mr. Weibling, as chair of the audit committee, an option to purchase a total of 7,500 shares at an exercise price of $20.10. These options vest in three equal annual installments commencing on the one year anniversary of the vesting commencement date.
      In addition, Ms. Rapking and Messrs. Dodge, Aron and Weibling, each a non-employee director who is not affiliated with one of our strategic stockholders, were each issued 45,000 restricted shares of our Class A common stock in July 2002. Mr. Harrigan was issued 7,500 restricted shares of our Class A common stock in January 2005. All of these shares vest in equal annual installments over a three-year period. These shares are subject to the terms and conditions of our restricted stock plan.
PROPOSAL TWO — RATIFICATION OF INDEPENDENT AUDITORS
      A proposal will be presented at the Annual Meeting to ratify the appointment by the audit committee of the firm of KPMG LLP as independent public accountants to audit our consolidated financial statements for the fiscal year ending December 31, 2005. Although ratification is not required by law, the audit committee believes that stockholders should be given this opportunity to express their views on the subject. While not binding on the audit committee, the failure of the stockholders to ratify the appointment of KPMG as our independent public accountant would be considered by the audit committee in determining whether to continue the engagement of KPMG.
      KPMG served as our independent public accountant for the fiscal year ended December 31, 2004 and has also been selected by our audit committee to serve as the independent public accountant for the current fiscal year. A representative of KPMG will be present at the Annual Meeting and will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.
Auditor Fees and Services

Audit Fees
      The aggregate fees billed by KPMG for professional services rendered for the audit of our annual consolidated financial statements for fiscal years 2004 and 2003 and quarterly reviews of the consolidated financial statements included in our Forms 10-Q for fiscal years 2004 and 2003 were approximately $1,280,406 and $624,327, respectively. The 2004 audit fees include services rendered for the attestation and related reviews of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees
      The aggregate fees billed for fiscal years 2004 and 2003 for assurance and related services by KPMG that were reasonably related to the performance of its audit of our consolidated financial statements and not reported under the caption “Audit Fees” were approximately $41,855 and $31,671, respectively. For fiscal years 2004 and 2003, these fees were for the audit of our employee benefit plan, agreed-upon procedures reports related to state regulatory agencies, and services related to the compliance of our internal controls and procedures with federal securities laws.

Tax Fees
      KPMG provided no professional services for tax compliance, tax advice or tax planning to us in fiscal years 2004 or 2003.

All Other Fees
      There were no fees billed for services rendered to us by KPMG, other than fees for audit and audit-related services, for fiscal years 2004 and 2003.

Pre-Approval Policy
      The audit committee pre-approves all audit and non-audit services performed by our independent public accountants and the fees to be paid in connection with these services in order to ensure that the provision of these services does not impair the independent public accountant’s independence. Unless the audit committee provides general pre-approval of a service to be provided by the independent public accountant and the related fees, the service and fees must receive specific pre-approval from the audit committee. All general pre-approvals of services and fees are made under the terms of a written audit committee pre-approval policy, which describes the services subject to general pre-approval and the maximum fees that we will pay the independent public accountant for such services. The term of any general pre-approval is twelve (12) months unless otherwise specified by the audit committee. The audit committee annually reviews and generally pre-approves the services that may be provided by, and the fees that may be paid to, the independent public accountant without obtaining specific pre-approval. The audit committee most recently made such review and general pre-approvals at a meeting it held on March 15, 2005. The audit committee will review and revise the list of general pre-approved services from time to time as necessary.
Audit Committee Report
      The audit committee operates pursuant to a written charter and is responsible for monitoring and overseeing our internal controls and financial reporting processes, as well as the independent audit of our consolidated financial statements by our independent public accountant during fiscal year 2004, KPMG. As part of fulfilling its responsibilities, the audit committee reviewed and discussed the audited consolidated financial statements for fiscal year 2004 with management and discussed those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with KPMG. The audit committee received the written disclosures and the letter required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committee) from KPMG, discussed that firm’s independence with representatives of the firm and considered the compatibility of non-audit services with KPMG’s independence. In addition, the audit committee reviewed and reassessed the adequacy of its charter.
      As part of its review of our financial statements for fiscal year 2004, the audit committee reviewed our accounting practices with respect to lease transactions based on recent clarification from the SEC. The audit committee discussed this issue with KPMG and determined that we should modify our accounting practices in this area. Following numerous discussions with KPMG and management, the audit committee determined that the modifications should be made as a restatement of prior periods, including periods covered by our financial statements for fiscal year 2004.

      Based upon the audit committee’s review of the audited consolidated financial statements and its discussions with management and KPMG, the audit committee recommended that the board of directors include the audited consolidated financial statements for the fiscal year ended December 31, 2004 in our Annual Report on Form 10-K filed with the SEC.

Respectfully submitted,
Adam Aron
Caroline H. Rapking
Dennis M. Weibling
Vote Required for Ratification of Independent Auditors
      If a quorum is present and voting, the vote of a majority of the shares represented in person or by proxy at the Annual Meeting is required to approve the ratification of the independent auditors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT BY THE AUDIT COMMITTEE OF KPMG AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.
ADDITIONAL INFORMATION RELATING TO
DIRECTORS AND OFFICERS OF THE COMPANY
Compensation of Executive Officers
      Summary Compensation Table. The following table sets forth the compensation paid by us during the years ended December 31, 2004, 2003 and 2002 to (i) our chief executive officer and (ii) our other four most highly compensated executive officers who were serving in such capacities at the end of 2004 and whose salary and bonus for 2004 exceeded $100,000 in the aggregate (collectively, the “named executive officers”).
Summary Compensation Table

					Long-Term Compensation
		Annual Compensation
					Restricted	Securities
		Base			Stock	Underlying		All Other
Name, Principal Position	Year	Salary ($)	Bonus ($)(1)		Awards	Options (#)		Compensation ($)(5)

John Chapple	2004	$537,500	$557,875		—	350,000	(2)	$7,400
President, Chief	2003	350,961	396,000		—	400,000	(3)	6,260
Executive Officer	2002	239,423	177,525		—	300,000	(4)	4,678
and Chairman of
the Board of Directors
David Aas	2004	$264,230	$199,325		—	200,000	(2)	$7,400
Vice President, Chief	2003	226,153	183,375		—	150,000	(3)	5,286
Technology Officer	2002	203,269	149,525		—	150,000	(4)	2,930
Barry Rowan	2004	$292,115	$340,225	(6)	—	225,000	(2)	$5,961
Vice President, Chief	2003	109,057	328,913		$432,500	300,000	(7)	2,755
Financial Officer and Treasurer
Mark Fanning	2004	$239,230	$180,387		—	100,000	(2)	$4,729
Vice President, People	2003	208,077	167,625		—	125,000	(3)	4,782
Development	2002	194,231	142,525		—	112,500	(4)	4,355
Donald Manning	2004	$239,230	$180,387		—	100,000	(2)	$6,693
Vice President, Secretary	2003	206,154	167,625		—	125,000	(3)	4,794
and General Counsel	2002	186,153	135,525		—	112,500	(4)	4,131

(1)	The bonus amounts are identified by the year in which they were earned by the named executive officer. We typically pay bonuses in the first quarter of the year following the year in which they were earned. Our

SEC filings prior to our disclosure of 2003 compensation in our 2004 proxy statement disclosed bonuses in the year they were paid. The amounts shown for 2002 have been recalculated to conform to the 2004 and 2003 presentation.

(2)	Represents options to purchase Class A common stock granted on January 22, 2004, which options have an exercise price of $13.86 per share and vest in four equal installments commencing on December 31, 2004.

(3)	Represents options to purchase Class A common stock granted on January 16, 2003, which options have an exercise price of $6.67 per share and vest in four equal installments commencing on January 16, 2004.

(4)	Represents options to purchase shares of Class A common stock granted on January 17, 2002, which options have an exercise price of $8.00 per share and vest in four equal annual installments commencing on January 17, 2003.

(5)	Represents contributions made by us to the named executive officers’ 401(k) plan accounts and imputed income for life insurance policies purchased by us for the benefit of the named executive officers.

(6)	Includes $50,000 payment made in 2004 as second installment of bonus awarded to Mr. Rowan in connection with his acceptance of our offer of employment.

(7)	Represents an option to purchase 250,000 shares of our Class A common stock granted on July 17, 2003, which option has an exercise price of $8.66 per share and vests in four equal installments commencing on July 17, 2004 and an option to purchase 50,000 shares of our Class A common stock granted on August 18, 2003, which option has an exercise price of $8.65 per share and vests in four equal installments commencing on August 18, 2004.

Option Grants in Fiscal Year 2004
      The following table sets forth certain information with respect to stock options granted to each of our named executive officers during the year ended December 31, 2004. In accordance with the rules of the SEC, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These calculations are mandated by the SEC and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our Class A common stock. In 2004, we granted options to acquire up to an aggregate of 7,125,960 shares of Class A common stock to employees, all under our stock option plan and all at an exercise price equal to the fair market value of our Class A common stock on the date of grant.

					Potential Realizable Value
	Number of	Percent of			at Assumed Annual Rates
	Securities	Total Options			of Stock Price Appreciation
	Underlying	Granted to			for Option Term
	Options	Employees in	Exercise Price	Expiration
Name	Granted (#)	Fiscal 2004	per Share	Date	5% ($)	10% ($)

John Chapple	350,000	4.9%	$13.86	1/22/14	$3,050,768	$7,731,245
David Aas	200,000	2.8%	$13.86	1/22/14	$1,743,296	$4,417,854
Barry Rowan	225,000	3.2%	$13.86	1/22/14	$1,961,208	$4,970,086
Mark Fanning	100,000	1.4%	$13.86	1/22/14	$871,648	$2,208,927
Donald Manning	100,000	1.4%	$13.86	1/22/14	$871,648	$2,208,927

Aggregate Option Exercises in Fiscal 2004 and Fiscal Year-End Option Values
      With respect to our named executive officers, the following table sets forth information concerning options exercised in 2004 and exercisable and unexercisable options held as of December 31, 2004. The “Value of Unexercised In-the-Money Options at December 31, 2004” is based upon a price of $19.54 per share, which was the closing price of our Class A common stock on Nasdaq on December 31, 2004, minus the per share exercise price, multiplied by the number of shares underlying the “in-the-money” option.

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options
			at December 31, 2004		at December 31, 2004 ($)
	Shares Acquired	Value
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John Chapple	—	—	727,500	787,500	$8,729,000	$8,147,250
David Aas	—	—	395,000	375,000	$4,453,700	$3,697,500
Barry Rowan	75,000	$638,095	56,250	393,750	$319,500	$3,406,875
Mark Fanning	—	—	336,875	253,125	$4,119,194	$2,680,781
Donald Manning	162,500	$2,028,000	384,375	253,125	$4,513,819	$2,680,781
Executive Employment Contracts and Termination of Employment Arrangements
      We entered into employment agreements dated as of February 24, 2003, as amended on February 24, 2004 with Messrs. Chapple, Aas, Rowan, Fanning and Manning. Under these agreements, each officer has agreed that while employed by us and for one year thereafter, he will not compete against, or solicit employees or business from, us or any of our direct or indirect subsidiaries. Each agreement has an initial term of one year and automatically extends for successive one-year terms unless the employee or the board of directors provides written notice of termination to the other party at least thirty (30) calendar days prior to the end of the then-current term. Each agreement other than Mr. Chapple’s currently provides that if the employee is terminated without cause or resigns for good reason, as defined in the agreements, the employee will be entitled to receive up to one year’s base salary plus an amount equal to the employee’s most recent annual bonus. Mr. Chapple’s employment agreement provides him severance equal to two years salary and bonus if he is terminated without cause or resigns for good reason. We intend to amend each of these employment agreements to provide that if the executive officer is terminated without cause or resigns for good reason after a change in control of us, then the terms and conditions of the Retention and Severance Plan adopted by the compensation committee and effective January 27, 2005 shall control. The Retention and Severance Plan is discussed below.
      Mr. Rowan’s employment agreement provides that if there is a “Change of Control” of Nextel Partners (as that term is defined in his restricted stock purchase agreement, dated July 17, 2003) prior to January 1, 2008, then we shall pay Mr. Rowan a one-time lump sum payment of $350,000 at the closing of the “Change of Control.” According to his employment agreement, this $350,000 lump-sum payment is a credit against any other severance payment owed to Mr. Rowan under his employment agreement or any other agreement between him and us.
Restricted Stock Purchase Agreements and Change of Control Arrangements
      On November 20, 1998, we entered into restricted stock purchase agreements with each of Messrs. Chapple, Aas and Fanning in consideration of their employment, which agreements were amended on January 29, 1999. On September 9, 1999, we entered into a restricted stock purchase agreement with Donald Manning. All of these agreements were amended and restated on May 18, 2000 and further amended on October 17, 2002. Pursuant to these agreements, we sold an aggregate of 4,804,998 shares of Class A common stock to these executive officers at a price of $0.002 per share. These shares were subject to certain vesting provisions, but as of December 31, 2002, 100% of these shares had vested. Subject to certain conditions, vested shares may be repurchased by us at fair market value upon termination for cause or resignation without good reason.

      On August 18, 2003, we entered into a restricted stock purchase agreement with Mr. Rowan. Pursuant to this agreement, we sold 50,000 shares of our Class A common stock to Mr. Rowan at a per share price of $0.001. The shares sold to Mr. Rowan vest annually in four equal installments commencing on August 1, 2004 so long as he is continuously employed by us or one of our subsidiaries. Vesting of these shares is accelerated 100% upon the occurrence of certain events, including a change of control of us or Nextel Communications, a termination of employment due to death, disability or without cause or upon resignation by Mr. Rowan for good reason. If Mr. Rowan resigns without good reason prior to August 1, 2007, the number of shares considered vested will be determined based on a four year equal annual installment vesting schedule set forth in the agreement, with the first 25% of the shares vested on August 1, 2004. We have the option to repurchase vested shares at fair market value for 90 days after Mr. Rowan’s termination for cause or resignation without good reason.
Restricted Stock Plan
      Our restricted stock plan authorizes the grant of shares of our Class A common stock to our directors and officers and the directors and officers of our subsidiaries. We use this plan to recruit and retain talented directors and officers and to stimulate their active interest in our growth, development and financial success by closely aligning their interests with our interests. The restricted stock plan was adopted by our board of directors in March 2003 and approved by our stockholders in May 2003. A total of 375,000 shares of our Class A common stock (subject to adjustment in connection with any stock dividend, stock split, reverse stock split, combination of shares, recapitalization, merger, consolidation or other corporate reorganization) are reserved for issuance under the restricted stock plan. The maximum value of an award under the restricted stock plan to any participant for any year is $500,000. The restricted stock plan is administered by the compensation committee of the board of directors. Shares that are forfeited as a result of a participant’s termination of employment or termination of participation on the board of directors again become available for award.
      The compensation committee has the authority to determine any vesting schedule, rights of repurchase and other terms, conditions and restrictions on the Class A common stock awarded under the restricted stock plan. These terms, conditions and restrictions are set forth in the applicable award agreement entered into with each participant. Such terms may include, but are not limited to, acceleration of vesting or termination of rights to repurchase shares upon events such as death or disability of a participant or change in control of the company or related entities. Unless otherwise provided in an award agreement, shares subject to a right of repurchase by the company may not be transferred. A participant to whom an award is made will generally have all the rights of a stockholder with respect to the shares awarded, including the right to vote and to receive dividends, except as otherwise set forth in the applicable award agreement.
      The restricted stock plan may be amended or terminated by the board of directors at any time, subject to the stockholder approval required (i) to maintain the qualification of awards under the restricted stock plan as “performance-based compensation” under Section 162(m) or (ii) as required under any other applicable laws, rules or regulations.
      The compensation committee may designate whether any award being granted is intended to be “performance-based compensation” under Section 162(m) of the Code. Any such awards are conditioned on the achievement of one or more performance measures, which may be selected by the compensation committee based on any one or more of the following: total stockholder return, stock price, profit margin (gross or net), sales growth, return on investment, earnings per share, return on equity, operating cash flow, net income, market share, working capital, customer satisfaction and employee satisfaction. For awards intended to qualify as “performance-based compensation,” the grant of the awards and the establishment of the performance goals are to be made in compliance with the requirements of Section 162(m).
Retention and Severance Program
      Prompted by the announcement of the proposed merger between Nextel Communications and Sprint Corporation, effective as of January 27, 2005 the compensation committee of our board of directors adopted a

Retention and Severance Program. It is anticipated that the closing of the Sprint — Nextel Communications merger will trigger rights of holders of our Class A common stock to vote to sell their shares to Nextel Communications in accordance with the terms of our Certificate (the “Put Right”). The objectives of the Retention and Severance Program are: (i) to retain officers and critical employees during the period leading up to any potential change in control of us, including a change of control caused by the exercise of the Put Right; and (ii) to provide an incentive for officers and employees to maximize our value prior to a potential change in control of us.
      Under the Retention and Severance Program, all of our executive officers will be eligible to receive a cash incentive payment equal to 100% of their base salary and annual performance bonus if there is a change in control of us (the “Retention Payment”). The actual amount of the Retention Payment is tied to the achievement of certain 2005 operating objectives and may increase or decrease depending on achievement of these goals. For executive officers, 50% of the Retention Payment is payable at the time of a change in control of us. The balance of the Retention Payment is payable on the earlier of: (i) the date the executive officer is terminated without cause or resigns for good reason after a change in control or (ii) six months after a change in control.
      In addition to the Retention Payment, if an executive officer is involuntarily terminated other than for cause or resigns for good reason within one year after a change in control, the executive officer will receive a cash severance payment equal to 200% of his base salary and annual performance bonus plus medical and dental benefits for two years. If an executive officer is involuntarily terminated other than for cause or resigns for good reason within 12 to 18 months after a change in control, the executive officer will receive a cash severance payment equal to 100% of his base salary and annual performance bonus plus medical and dental benefits for one year. Any cash severance payment will be made on the last day worked. If an executive officer voluntarily resigns without good reason or his employment is terminated for cause, the executive officer will not receive any cash severance payment or additional benefits.
      In addition to the cash Retention Payment, stock options granted to our executive officers on January 27, 2005, vest in four equal annual installments beginning on the first anniversary of the date of grant; however, in the event of a change in control of us, these options will automatically vest in full if we have achieved our 2005 operating cash flow objectives.
      Our Retention and Severance Program also provides other employees with cash retention incentives and cash severance.
Third Amended and Restated Nonqualified Stock Option Plan
      The Plan is used by us to recruit and retain talented employees and to stimulate their active interest in our growth, development and financial success by closely aligning their interests with our interests. Approximately 74% of our current employees, including all of our executive officers, own shares or hold options to purchase shares under the Plan.
      The number of shares of our Class A common stock reserved for issuance under the Plan is 34,545,354; provided that this number shall be increased by the number of shares that have been issued to senior managers pursuant to a restricted stock purchase agreement and subsequently repurchased by us upon termination of such senior manager. We issued 8,834,994 shares of Class A common stock pursuant to the restricted stock purchase agreements, and to date none of those shares have been repurchased by us. Of this amount, 4,804,998 shares of Class A common stock remain subject to repurchase pursuant to the restricted stock purchase agreements.
      Unless otherwise provided by the terms of a specific option agreement, options granted under the Plan prior to an amendment of the Plan on October 17, 2001 vested over three years in three equal annual installments and options granted after the October 17, 2001 amendment vest over four years in four equal annual installments, in each case generally beginning one year from the date of grant. Pursuant to the authority granted to it under the Plan, on January 27, 2005, our compensation committee determined that all options held by employees (but not senior managers) granted prior to January 27, 2005 shall immediately vest in full upon the occurrence of a defined change of control of us. In addition, all options granted on January 27, 2005 to employees (including senior managers) will immediately vest in full upon a change of control of us if, at the time of such change of control event, we have achieved our 2005 operating cash flow targets as established by the compensation committee in its sole discretion. Option agreements entered into between us and the senior managers prior to 2005 provide for acceleration on any change of control of us or Nextel Communications.
      Any option that has not been exercised, exchanged or converted, as the case may be, at or prior to the closing of any purchase by Nextel WIP of all of our outstanding capital stock (in accordance with the provisions of our restated Certificate), shall be canceled and become unexercisable upon such closing.
      Grants of options to senior managers under the Plan (other than grants to the chief executive officer) are to be based on criteria established by the compensation committee and the chief executive officer, and grants to employees other than senior managers shall be made subject to the same performance criteria as senior managers, or such additional or different criteria as the board of directors may establish. The Plan’s stated intention is that approximately twenty-five percent (25%) of the options subject to the Plan will be granted in connection with recruitment of new employees other than senior managers and that senior managers shall receive in the aggregate up to twenty percent (20%), and not less than ten percent (10%) without the consent of the affected senior manager(s), of the total number of options granted in each year. See “Option Grants in Fiscal Year 2004” for the percentage of total option grants to employees in 2004 that were made to named executive officers. James Ryder was granted options to purchase an aggregate of 165,000 shares of our Class A common stock in 2004. Philip Gaske was granted options to purchase an aggregate of 100,000 shares of our Class A common stock in 2004. Of the total number of options granted to employees in 2004, the options granted to Messrs Ryder and Gaske equal 2.3% and 1.4%, respectively. Each of the named executive officers and Messrs. Ryder and Gaske are considered “senior managers” for purposes of the Plan.
      The Plan states that it is the duty of the board of directors (or a committee thereof) to conduct the general administration of the Plan. The board of directors has delegated this duty to the compensation committee.
      The board of directors may amend the Plan in whole or in part without obtaining approval from our stockholders except when such approval is required under Rule 16b-3 of Section 16 of the Exchange Act or under any other legal or regulatory requirement; provided that the board of directors may not amend or modify the Plan if the proposed modification or amendment would be materially adverse to the senior managers as a group or to any individual participating employee without obtaining prior written consent of the senior managers or optionee, as the case may be.
      The board of directors (or a committee thereof) may waive any conditions or rights under, amend the terms of, or alter, suspend, discontinue, cancel or terminate any option granted under the Plan, prospectively or retroactively, provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that adversely affects the rights of an optionee or any holder or beneficiary of any option previously granted shall not become effective without the consent of the affected optionee, holder or beneficiary.
      According to the Plan, each option granted under the Plan is evidenced by a stock option agreement, containing terms and conditions determined by the administrator of the Plan. All stock option agreements entered into by each of the named executive officers initially contained a right for us to repurchase all vested options or shares purchased upon exercise of vested options if the named executive officer was either terminated for cause or voluntarily quit without good reason. The repurchase price varied depending upon the date of the repurchase and certain other factors and, as of June 2004, the repurchase price was, for vested options, 100% of the excess of the fair market value of the shares issued upon exercise of the option over the exercise price and, in the case of already issued shares, 100% of the fair market value of the already issued shares. On June 10, 2004, the compensation committee eliminated our repurchase right with respect to the vested options or shares purchased upon exercise of vested options for each of our named executive officers.

Employee Stock Purchase Plan
      Our employee stock purchase plan was adopted by our board of directors in January 2000 and was approved by our stockholders in February 2000. Initially, a total of 3,000,000 shares of Class A common stock has been reserved for issuance under the employee stock purchase plan. The employee stock purchase plan, which is intended to qualify under Section 423 of the Code, is administered by our board of directors. Our employees, including officers and employee directors, are eligible to participate in the employee stock purchase plan if they are employed by us or our subsidiaries for at least 20 hours per week.
      The employee stock purchase plan is implemented by quarterly offering periods. Our board of directors may change the timing or duration of the offering periods. The employee stock purchase plan permits eligible employees to purchase shares of Class A common stock through payroll deductions at 85% of the lesser of the fair market value per share of the Class A common stock on the first day of the offering period or on the purchase date. Participants generally may not purchase shares if, immediately after the grant, the participant would own shares or options to purchase shares of Class A common stock totaling 5% or more of the total combined voting power of all of our outstanding capital stock, or have purchased more than $25,000 of our outstanding capital stock in any calendar year. The purchase price is the lower of the market price of the shares on the first or last day of each fiscal quarter.
Nonqualified Deferred Compensation Plan
      In October 2004, we adopted a nonqualified deferred compensation plan effective January 1, 2005 to provide a means by which certain key management employees may elect to defer receipt of current compensation in order to provide retirement and other benefits. The plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of key management employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 and the provisions of Section 409A of the Internal Revenue Code.
      In connection with our nonqualified deferred compensation plan, we established a Rabbi Trust to aid in accumulating amounts necessary to satisfy our contractual liability to pay benefits under the terms of the plan and intend to make contributions to this trust. The trust is intended to be a “Grantor Trust” with the results that the income and assets are treated as our assets and income pursuant to Sections 671 through 679 of the Internal Revenue Code. The trust shall at all times be subject to the claims of our creditors.
      Any employee of ours whose base salary is $100,000 or more and holds a General Manager title may participate in the deferred compensation plan. Currently, approximately 90 employees are eligible to participate.
      Participants may voluntarily elect to defer between 5% and 80% of base salary and commission, and between 10% to 100% of quarterly or annual incentive bonus, or a percentage above a stated amount. Deferrals may be allocated to retirement, education or in-service accounts.
      Participants may elect a different payout election for each type of account. Participants are paid in annual installments commencing ninety (90) days following the distribution event and on the anniversary of the distribution event thereafter (a 6-month delay applies to terminated key employees). Accounts are paid out on the distribution events as follows:

•	Retirement (age 55 or greater with 10 yrs of service or age 65): lump sum or up to 10 annual installments

•	Termination or death: lump sum or up to five annual installments

•	In-service: lump sum upon specified date no earlier than three years following January 1of the year the deferral election was made; re-deferral election allowed

•	Hardship withdrawal: IRS 401(k) safe harbor criteria is applied

•	Account balances less than $25,000 distributed in lump sum

•	If no payout election specified, then default is lump sum

•	Distribution payout election may be changed if made at least 12 months in advance of payout event (except for death); re-deferral election must be effective for at least five years, unless preceded by termination or death; no acceleration of benefits is allowed
      Participants may choose from among 15 mutual fund indices. Earnings are credited to their account based upon the performance of the funds selected by the participant. Plan assets are invested in these same funds and we intend to rebalance the portfolio periodically to match the investment allocation of the participants.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5 with the SEC. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, we assist our directors and executive officers by preparing initial ownership reports and reporting ownership changes, and typically file these reports on their behalf.
      Based solely on our review of the copies of such forms in our possession, and on written representations from certain reporting persons, we believe that, during 2004, all filing requirements applicable to our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities have been complied with, with the following exceptions: Form 4s reporting the grant in January 2004 by us of an option to purchase Class A common stock to each of Messrs. Aas, Chapple, Fanning, Manning and Rowan were not timely filed; Form 4s reporting the sale of Class A common stock by each of Messrs. Chapple, Fanning and Manning in February 2004 were not timely filed; and a Form 4 reporting a distribution of certain shares owned indirectly by Mr. Weibling in January 2004 was not timely filed. In each case, corrective filings have been made.
Compensation Committee Report on Executive Compensation
      The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.
      The compensation committee oversees and evaluates the compensation of our executive officers. The overall goals of the committee are to align executive compensation with individual performance and the performance of Nextel Partners and to attract and retain executives who can significantly contribute to our success in a competitive industry. All of the members of the committee are independent directors. The committee is governed by a charter approved by the board of directors and reviewed annually by the committee. In accordance with its charter, the committee may engage outside advisors, such as compensation consultants. The committee holds regular meetings and evaluates and approves executive compensation each year.

Compensation Objectives
      Our executive compensation structure is designed to: (i) reward our executive officers appropriately for their contributions to our growth, profitability and other goals; (ii) align the interests of our executive officers with the long-term interests of our stockholders through a mix of long-and short-term incentives, which involve downside risk as well as upside potential; and (iii) encourage retention by maintaining our competitiveness in the relevant labor markets.

Components of Compensation
      The committee believes that the compensation levels of our executive officers should consist of a combination of the following fixed and variable elements:

•	base salaries that are commensurate with those of executives of comparable telecommunications companies;

•	cash bonus opportunities based on achievement of objectives set by (i) the committee, with respect to our chief executive officer, and (ii) our chief executive officer in consultation with the committee, with respect to our other executive officers; and

•	equity-related incentive compensation, which is intended to align management and stockholder interests.
      In general, the committee considers the following factors when determining the compensation of our executive officers:

•	our financial performance as measured by attainment of specific financial objectives and operating results, including customer satisfaction scores and growth in revenues, operating cash flow, adjusted EBITDA and number of subscribers;

•	our performance against long-range business plans and strategic initiatives;

•	the individual performance of each executive officer, including the achievement of identified goals by the executive or his or her functional group;

•	other relevant factors, such as the overall labor market for qualified executives in the wireless industry and the overall economic conditions both in the wireless industry and the country as a whole; and

•	historical cash and equity compensation levels.

Review of Each Component of Executive Compensation
      The committee has reviewed the aggregate amounts and cumulative mix of all of the components of our executive officers’ compensation, including salary, bonus, equity compensation, accumulated realized and unrealized stock option and restricted stock gains, medical and other insurance benefits, the value to the executive and the cost to us of personal benefits, including perquisites, if any, and the projected payout obligations under our executive retirement plan and under potential severance and change of control scenarios.

Cash Compensation
      The 2004 base salaries for Messrs. Chapple, Rowan, Aas, Fanning, and Manning were set by their individual employment agreements. These agreements were entered into by each of these executive officers other than Barry Rowan in February 2003, and were subsequently amended on February 24, 2004. Mr. Rowan joined Nextel Partners, and entered into an employment agreement with us, in July 2003. This agreement was subsequently amended on February 24, 2004. The level of base salary for each executive officer was determined by reference to officers’ salaries at similarly-situated companies with operating results that compare with ours. Effective July 22, 2004, Messrs. Ryder and Gaske were promoted to executive officer positions. Employment agreements were not signed with either of these two officers in 2004. We anticipate that employment agreements with Messrs. Ryder and Gaske will be executed in 2005.
      The executive officers’ bonus compensation for 2004 was determined in accordance with a formula that ties a target bonus to the achievement of our overall goals. In most instances, the target bonus is established as a percentage of base salary, ranging from 75% for certain officers to 100% for other officers, including the chief executive officer. The employment agreements provide the committee the authority to grant a bonus above these percentages. In addition, for as long as each employment agreement is renewed, each year the committee is required to review the executive’s base salary and bonus payment in light of the performance of the executive and Nextel Partners, and the committee may then increase (but not decrease) the base salary and bonus payment by an amount it determines to be appropriate.
      Each year we develop a performance plan with our overall annual goals, as required by the employment agreements. The target bonus compensation described above is determined by the extent to which these goals are met. For 2004, the overall goals were to:

•	meet targets relating to the addition and retention of subscribers on the Nextel digital mobile network;

•	meet revenue targets;

•	meet operating cash flow targets; and

•	meet customer satisfaction targets.
      In 2004, all of these performance goals were exceeded, with the exception of the customer satisfaction goal, as to which we achieved 99% of the target rate of customer satisfaction. As a result, for 2004 all of the executive officers, including the chief executive officer, were paid cash bonuses that were greater than their target bonuses.
      The committee believes the cash compensation paid to our executive officers is comparable to industry salary and bonus levels.

Equity Compensation
      The committee administers and authorizes grants and awards to our executive officers made under our stock option and restricted stock plans. Periodically, the committee authorizes grants of options to purchase Class A common stock under our stock option plan to all employees who have been with us for a specified length of service. The committee also authorizes awards for new employees as incentives to join the company. Options are generally granted under the stock option plan at the then-current market price and are generally subject to four-year vesting periods to encourage employees to remain with us.
      The committee established a pool of options available for grant to key employees, including executive officers, in January 2004 subject to the achievement of stated goals for 2004. By achieving 101% of the stated goals, 101% of the pool was available for grant to these key employees for our 2004 performance. However, given the possibility that grants of options will be required to be treated as an expense, the committee elected to make a smaller option pool available for grant for 2004 performance. In addition, the committee determined that option grants would be made from this pool not only to key employees, but also to certain of our other employees, in order to increase the incentives of those employees to remain with us and to focus on achieving operating objectives.
      The stock option and restricted stock plans are intended to provide incentives to executive officers to meet our goals, maximize stockholder value and encourage retention. Exceptionally talented executives are necessary to the achievement of our long-term goals, especially at a time of significant growth and competition in the wireless industry. In determining whether and in what amount to grant stock options or other equity compensation to our executive officers for performance in 2004, the committee considered each executive’s projected contribution to our long-term growth and profitability and to the achievement of our primary business objectives for 2004, including revenue growth, customer additions, operating cash flow and customer satisfaction. The committee also considered the amount and date of vesting of currently outstanding incentive equity compensation granted to each of the executive officers.
      Certain option grants were made to employees, including executive officers, on January 27, 2005. All of these options will immediately vest in full upon a change of control of us if, at the time of such change of control event, we have achieved our 2005 operating cash flow targets as established by the committee in its sole discretion. Option agreements entered into between us and our executive officers prior to 2005 provide for acceleration on any change of control of us or Nextel Communications.

Compensation of the Chief Executive Officer
      John Chapple, our president and chief executive officer, received total cash compensation of $1,095,374 for his services in 2004, including annual salary payments totaling $537,500. The committee considered several factors in determining Mr. Chapple’s annual salary for 2004, including the fact that we significantly outperformed our revenue growth and operating cash flow goals for 2003, and Mr. Chapple’s contributions to our strategic focus, market position, corporate culture and seamless operations with Nextel Communications. In particular, the committee noted that we achieved 96% of the 2003 net customer addition target, 102% of the revenue target and 106% of the operating cash flow target. The committee noted that under Mr. Chapple’s leadership, we achieved a consolidated annual growth rate of subscribers from 2000 to the end of 2003 of 63% and a consolidated annual growth rate in service revenues during the same four years of 78%. The committee further noted that during 2003 we continued to lead the wireless industry in lifetime revenue per subscriber.
      Mr. Chapple was also awarded bonus payments totaling $557,875 for services in 2004. $2,375 of this bonus amount was paid to Mr. Chapple in connection with bonuses paid to all employees for satisfying quarterly customer satisfaction targets. The bonus amount also includes $555,500 paid to Mr. Chapple in February 2005, $55,500 of which Mr. Chapple contributed to our deferred compensation plan. This payment was made based on the company’s performance in relation to the 2004 corporate goals identified above in this report under the heading “Cash Compensation.”

2005 Compensation and the Retention and Severance Program
      With respect to compensation for 2005, the committee has placed particular importance on the need to retain key employees in light of the expectation that our Class A common stockholders will possess the Put Right after the closing of the proposed Nextel Communications merger with Sprint Corporation. As described elsewhere in this proxy statement, the Put Right, if exercised by a vote of the Class A common stockholders, allows those stockholders to sell their shares to Nextel Communications in the event of a change of control of Nextel Communications. The committee considered the unique circumstances surrounding the Put Right, including the possibility that there may be a long period between the date that Sprint Corporation and Nextel Communications announced their proposed merger and the date on which the Put Right may be exercised. The uncertainty inherent in this process, and the length of time before the uncertainty is resolved, have the potential to distract management and employees and could lead to an increase in employee attrition rates. The committee recognized the need to retain talent in the period leading up to a potential change of control of Nextel Partners and recognized the substantial disruptions that would result if senior management were to leave us, including the difficulties faced in trying to recruit senior management to a company that may be sold in the near term.
      In light of these circumstances, the committee adopted a Retention and Severance Program that was effective as of January 27, 2005, the terms of which are described elsewhere in this proxy statement. The objectives of the Retention and Severance Program are:

•	to retain officers and critical employees during the period leading up to a potential change in control of Nextel Partners;

•	to provide an incentive for officers and employees to maximize our value prior to a potential change in control; and

•	to successfully complete a change in control if the Put Right is exercised.
      Before its adoption, the Retention and Severance Program was reviewed by an external consultant with expertise in executive compensation matters. This consultant concluded that the program was appropriate, given our business circumstances and the performance-based nature of the program.

Deductibility Limit on Executive Compensation
      Section 162(m) of the Code generally disallows a tax deduction to a publicly held company for compensation in excess of $1 million paid to its chief executive officer or any of its four other most highly compensated executive officers, unless the plan and awards under which any portion of the compensation is paid meet specified requirements. Our incentive equity plans do not meet those requirements, and we have determined that meeting these requirements may not be in the best interest of the company and our stockholders. Accordingly, the committee will not recommend any amendments to our incentive equity plans to satisfy those requirements at this time.

Summary
      The committee believes that our compensation policies have been successful in attracting and retaining qualified employees and in linking compensation directly to corporate performance relative to our goals and guiding principles. Our compensation policies will continue to evolve over time as we strive to attain our near-term goals while maintaining our focus on building long-term stockholder value.
Compensation Committee Interlocks and Insider Participation
      All members of the compensation committee during 2004 were independent directors, and none of them were our employees or former employees. None of our executive officers has ever served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) have served on our compensation committee or board of directors.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Amended and Restated Shareholders’ Agreement. On January 29, 1999, we entered into a shareholders’ agreement with Nextel WIP, DLJ Merchant Banking Partners II, L.P., Madison Dearborn Partners, Eagle River Investments, Motorola, our senior management stockholders and all of the other parties who were stockholders prior to our initial public offering. In that agreement, the parties agreed to certain matters relating to our management and operations and the sale, transfer or other disposition of our capital stock by these stockholders. This agreement also granted Nextel WIP certain preemptive rights to purchase shares of stock offered to the public by us, DLJ Merchant Banking or Madison Dearborn Partners. In addition, pursuant to this agreement, we granted to DLJ Merchant Banking and Madison Dearborn Partners certain demand registration rights and to all of the parties “piggyback” registration rights. This agreement was amended and restated in February 2000 in connection with the initial public offering of our Class A common stock and has subsequently been amended several times. The current parties to the amended and restated shareholders’ agreement are Nextel WIP, Madison Dearborn Partners, Eagle River Investments, Motorola and the following stockholders who are also part of our senior management: John Chapple, David Aas and Mark Fanning. The amended and restated shareholders’ agreement terminates on January 29, 2014.

Nextel Communications Operating Agreements
      We, through our principal subsidiary, entered into agreements with Nextel WIP that govern the build-out and operation of our portion of the Nextel digital mobile network. As of the Record Date, Nextel WIP held 31.6% of our outstanding common stock, and one of our directors is affiliated with it. Except as specifically set forth below, these operating agreements were executed on January 29, 1999 and, in some cases, were amended on September 9, 1999 and again on September 27, 2000, and have an initial term of ten years, which may be extended for up to an additional two and a half years and renewed for up to four ten-year renewal terms at our option.
      Joint Venture Agreement. Our joint venture agreement with Nextel WIP requires us to build and operate our portion of the Nextel digital mobile network on time, make it compatible with Nextel Communications’ systems, meet or exceed quality standards applicable from time to time to Nextel Communications’ subsidiaries operating in the United States, and offer a set of core service features and upgrade our system to comply with future Nextel Communications standards.
      This agreement also governs the transfer of licenses from Nextel WIP to us. To the extent that we require additional frequencies to operate our business, the joint venture agreement sets forth the terms under which we may acquire such frequencies from Nextel WIP, from third parties or in auctions of spectrum by the Federal Communications Commission. All of the frequencies we acquired or may acquire from Nextel WIP are subject to transfer restrictions and rights of first refusal in favor of Nextel WIP.
      Additional terms of the joint venture agreement are as follows: Nextel WIP has agreed to assist us with securing vendor discounts; we have agreed to obtain Nextel WIP’s approval prior to taking certain significant actions, including making a material change to our business objectives or technology; with limited exceptions, Nextel WIP has agreed that during the term of the joint venture agreement, Nextel Communications and/or our subsidiaries will not provide digital mobile wireless communications services within our markets using the Nextel brand name; Nextel WIP has agreed to negotiate with us to give us the first right in our territories to own and operate businesses using the 900 MHz frequency that Nextel Communications currently holds; and we are generally required to adhere to the same standards for pricing structure, advertising, promotions, customer care, telemarketing and related activities as the Nextel Communications subsidiaries operating in the United States.
      As described in further detail below, in the event of a termination of the joint venture agreement, Nextel WIP could, in certain circumstances, purchase or be forced to purchase all of our outstanding stock. If that happens, Nextel WIP, at its option, would be entitled to pay the purchase price for our stock in cash or in shares of Nextel Communications common stock.
      Other Operating Agreements. We have also entered into operating agreements with Nextel WIP with respect to: the license to Nextel Communications trademarks and service marks; the ability of each party’s subscribers to roam in the other party’s territory; Nextel Communications’ use of analog systems and services in our territories; access to telecommunications towers space; access to information systems; and telecommunications switching services. For the year ended December 31, 2004, we paid to Nextel WIP approximately $139.6 million for such services and received from Nextel WIP approximately $158.7 million in roaming revenue.
      Agreement Specifying Obligations and Limiting Liability of, and Recourse to, Nextel Communications. All of our operating agreements are with Nextel WIP, not Nextel Communications. Pursuant to the terms of the agreement specifying obligations and limiting liability of, and recourse to, Nextel Communications, the maximum cumulative, aggregate cash liability of Nextel Communications and our controlled affiliates, other than Nextel WIP, for any and all actual or alleged claims or causes of action arising in connection with any aspect of the agreements governing or otherwise relating to the operating agreements is capped at $200 million, subject to adjustments for amounts previously advanced. Some significant Nextel Communications obligations, including any commitments that Nextel Communications may make in the future to enable Nextel WIP to subsidize required upgrades and to buy our stock from our other stockholders under certain circumstances, will not be subject to the cap.

Certain Obligations Under our Charter
      Our Certificate, under certain circumstances, allows Nextel WIP, or allows holders of our Class A common stock to cause Nextel WIP, to purchase all of our outstanding Class A common stock. In any such event, Nextel WIP will have the choice of paying for any shares of Class A common stock in cash, in shares of Nextel Communications common stock, or in a combination of cash and Nextel Communications common stock. Events that trigger these rights and obligations include:

•	January 29, 2008, subject to certain postponements by our board of directors;

•	If Nextel Communications changes its digital transmission technology, the change is materially adverse to us and Nextel WIP determines not to provide us free of charge the equipment necessary to provide our subscribers with service comparable to what they had been receiving;

•	If Nextel WIP requires a change in our business, operations or systems, the change is materially adverse to us, Nextel WIP does not subsidize us for the costs of such change and we decline to implement the required change; or

•	Termination of our operating agreements with Nextel WIP as a result of our breach.
      The holders of our Class A common stock may cause Nextel WIP to purchase all outstanding Class A common stock upon the occurrence of certain triggering events. If a triggering event occurs and the holders of our Class A common stock determine to require Nextel WIP to purchase all of our outstanding Class A common stock, all stockholders will be required to sell their shares to Nextel WIP. In any such event, Nextel WIP will have the choice of paying for any shares of Class A common stock in cash, in shares of Nextel Communications common stock, or in a combination of cash and Nextel Communications common stock. Events that trigger these rights and obligations include:

•	Change of control of Nextel Communications;

•	If we do not implement a change in our business, operations or systems required by Nextel WIP, the change is materially adverse to us, and our board of directors provides non-Nextel Communications affiliated stockholders with the opportunity to require Nextel WIP to buy their shares of Class A common stock and a majority of the stockholders vote to do so; or

•	Termination of our operating agreements with Nextel WIP as a result of a breach by Nextel WIP.
      On December 15, 2004, Sprint Corporation and Nextel Communications announced that their boards of directors had unanimously approved a definitive agreement for a merger between the two companies. These companies also announced that they expect the merger to close in the second half of 2005. The merger is subject to many conditions, including a vote by the stockholders of both companies as well as various federal and state regulatory approvals. We believe that if the Sprint-Nextel Communications transaction is successfully consummated as currently structured, it will, upon a closing of the transaction, trigger a right of holders of our Class A common stock to call a special meeting of the holders of our Class A common stock and, as set forth above, vote on whether to sell all, but not less than all, of their shares of Class A common stock to Nextel Communications at fair market value, which, as defined in our Certificate, includes a control premium. The holders of our Class A common stock also have the right to postpone any such vote for up to 545 days. If the holders of our Class A common stock vote to sell their shares to Nextel Communications, our Certificate sets forth the procedures to be used to determine fair market value. You many find more information about this Put Right, including the specific procedures for determining fair market value and the definition of fair market value, in our Certificate, which is available on our website at www.nextelpartners.com under the investor relations and select corporate documents link.
      Holders of our Class A common stock also have the right and/or obligation to participate in any sale by Nextel WIP of all of its shares of our capital stock to a third party occurring after January 29, 2011. Pursuant to the amended and restated shareholders’ agreement, prior to January 29, 2011, Nextel WIP cannot transfer its shares of our capital stock to a third party. In the event that the holders of a majority of the Class A common stock elect to participate in such sale, then pursuant to our Certificate, all holders of Class A common stock will be required to participate.

Business Relationship
      In the ordinary course of business, we have leased tower space from American Tower Corporation, of which Mr. Dodge, one of our directors, is a stockholder, and was formerly chief executive officer (from June 1998 to October 2003) and chairman of the board of directors (from June 1998 to February 2004). Mr. Dodge currently provides services to American Tower Corporation from time to time on a part-time basis. During 2004, we paid American Tower Corporation $10.9 million for tower leases.

Other Transactions with Directors and Senior Management
      During the year ended December 31, 2004, we granted options to purchase shares of Class A common stock under the Plan to the following officers and directors on the date, for the number of shares and with an exercise price indicated opposite each person’s name:

		Number of Shares	Exercise
Name	Grant Date	Underlying Options	Price

John Chapple	1/22/04	350,000	$13.86
David Aas	1/22/04	200,000	$13.86
Barry Rowan	1/22/04	225,000	$13.86
Mark Fanning	1/22/04	100,000	$13.86
Donald J. Manning	1/22/04	100,000	$13.86
James Ryder	1/22/04	65,000	$13.86
James Ryder	7/9/04	100,000	$15.80
Philip Gaske	1/22/04	50,000	$13.86
Philip Gaske	7/9/04	50,000	$15.80
Dennis M. Weibling	8/2/04	25,000	$15.89
Adam Aron	8/2/04	25,000	$15.89
Caroline H. Rapking	8/2/04	25,000	$15.89
Steven B. Dodge	8/2/04	25,000	$15.89
      Options shown above vest in four equal annual installments commencing on the first anniversary of the grant date, except for the options granted to the non-employee directors on August 2, 2004, which vest in three equal installments commencing on August 2, 2005.

PERFORMANCE GRAPH
      The graph below compares the cumulative total stockholder return on our Class A common stock commencing February 23, 2000, the first trading date following the effective date of our initial public offering, and ending December 31, 2004, with the cumulative total stockholder return of companies comprising the Nasdaq Stock Market (US) Index and the total return of a peer group of companies comprising the Nasdaq Telecommunications Index, which includes wireless telecommunication companies traded on the Nasdaq Stock Market.
Comparison of Cumulative Total Return
Among Nextel Partners, Inc.,
Nasdaq Stock Market (US Companies) Index and
Nasdaq Telecommunications Index

	February 23,	December 31,	December 31,	December 31,	December 31,	December 31,
	2000	2000	2001	2002	2003	2004

Nextel Partners, Inc.	$100.00	$55.79	$39.83	$20.15	$44.64	$64.85

Nasdaq Stock Market (US) Index	$100.00	$54.30	$42.87	$29.35	$44.03	$47.80

Nasdaq Telecom Index	$100.00	$41.83	$21.36	$9.82	$16.57	$17.87

      The graph above assumes that $100 was invested on February 23, 2000 in our Class A common stock and in each index, and that all dividends were reinvested. Stockholder returns over the indicated period should not be considered indicative of future returns.
TRANSACTION OF OTHER BUSINESS
      Our board of directors knows of no other matters to be submitted at the Annual Meeting. If any other matters come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the board of directors may recommend.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K
      Our Annual Report to Stockholders for the year ended December 31, 2004 (which is not a part of our proxy soliciting materials) is being mailed to our stockholders with this proxy statement. A copy of our Annual Report on Form 10-K, without exhibits, is included with the Annual Report to Stockholders and is also available to any stockholder free of charge upon request by writing to Investor Relations at our corporate address.

By Order of the Board of Directors

John Chapple
President, Chief Executive Officer and Chairman of the
Board of Directors
Kirkland, Washington
April 8, 2005

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
NEXTEL PARTNERS, INC.
Proxy for 2005 Annual Meeting of Stockholders
May 12, 2005

     The undersigned stockholder of NEXTEL PARTNERS, INC. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the 2005 Annual Meeting of Stockholders of the Company to be held on Thursday, May 12, 2005 at 10:00 a.m., local time at the Coast Bellevue Hotel, 625 116th Avenue N.E., Bellevue, Washington 98004, and hereby revokes all previous proxies and appoints John Chapple or Donald J. Manning, or either of them, with full power of substitution, Proxies and Attorneys-in-Fact, on behalf and in the name of the undersigned, to vote and otherwise represent all of the shares registered in the name of the undersigned at said Annual Meeting, or any adjournments thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner:

     TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

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Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

FOR
		all of the	WITHHOLD
		nominees	AUTHORITY
		listed below	to vote for all
		(except those names	of the nominees
		that are crossed out)	listed below
1.	ELECTION OF DIRECTORS
Eight directors are to be elected at the Annual Meeting for a one-year term ending in 2006. The nominating committee of the board of directors has nominated Adam Aron, John Chapple, Steven B. Dodge, Timothy Donahue, Arthur W. Harringan, Jr., James N. Perry, Jr., Caroline H. Rapking and Dennis M. Weibling for election as directors. If you wish to withhold authority to vote for any individual nominee, cross out that nominee’s name in the list below:		☐	☐

Nominees:

01 Adam Aron	05 Arthur W. Harrigan, Jr.
02 John Chapple	06 James N. Perry, Jr.
03 Steven B. Dodge	07 Caroline H. Rapking
04 Timothy Donahue	08 Dennis M. Weibling

		FOR	AGAINST	ABSTAIN
2.	RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF INDEPENDENT PUBLIC ACCOUNTANTS	☐	☐	☐
You are being asked to vote to ratify the appointment by the audit committee of KPMG LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2005.

In their discretion, the Proxies are entitled to vote upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE NOMINEES, FOR A RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF INDEPENDENT PUBLIC ACCOUNTANTS, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.

Signature	Signature	Date
(This proxy should be marked, dated and signed by each stockholder exactly as such stockholder’s name appears hereon, and return promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its president or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)
▲ FOLD AND DETACH HERE ▲

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/nxtp

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone
1-866-540 5760

Use any touch tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail
Mark sign and date
your proxy card
and return it in the
enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone, you do
NOT need to mail back your proxy card.